                                CREDIT AGREEMENT


                            DATED AS OF JUNE 10, 2000


                                      AMONG


                          LIBERTY LIVEWIRE CORPORATION


                                       AND


                            LIBERTY MEDIA CORPORATION

SECTION 1. DEFINITIONS AND ACCOUNTING TERMS......................................................................       1
                 1.01      Terms.................................................................................       1
                 1.02      Accounting Terms......................................................................       8
                 1.03      Rounding..............................................................................       8
                 1.04      Exhibits and Schedules................................................................       8
                 1.05      Miscellaneous Terms...................................................................       8

SECTION 2. COMMITMENTS; INTEREST, FEES, PAYMENT PROCEDURES.......................................................       8
                 2.01      The Commitments.......................................................................       8
                 2.02      Borrowings............................................................................       9
                 2.03      Prepayments...........................................................................       9
                 2.04      Principal and Interest................................................................       9
                 2.05      Computation of Interest...............................................................      10
                 2.06      Manner and Treatment of Payments between Borrower and Lender..........................      10
                 2.07      Funding Sources.......................................................................      10
                 2.08      Extension of Maturity Date............................................................      10
                 2.09      Security and Guaranties...............................................................      11

SECTION 3. TAXES.................................................................................................      11
                 3.01      Taxes.................................................................................      11

SECTION 4. CONDITIONS............................................................................................      11
                 4.01      Initial Extension of Credit...........................................................      11
                 4.02      Conditions of Lending.................................................................      12

SECTION 5. REPRESENTATIONS AND WARRANTIES........................................................................      12
                 5.01      Due Incorporation; Good Standing......................................................      12
                 5.02      Corporate Power; Authorization........................................................      12
                 5.03      Government Action.....................................................................      12
                 5.04      No Legal Bar..........................................................................      13
                 5.05      Enforceable Obligation................................................................      13
                 5.06      Ownership of Property; Liens..........................................................      13
                 5.07      Litigation............................................................................      13
                 5.08      No Default............................................................................      13
                 5.09      No Conflicting Agreements.............................................................      13
                 5.10      Taxes.................................................................................      14
                 5.11      Financial Statements..................................................................      14
                 5.12      Compliance with Applicable Laws.......................................................      15
                 5.13      Governmental Regulations..............................................................      15
                 5.14      Property..............................................................................      15
                 5.15      Federal Reserve Regulations...........................................................      15
                 5.16      No Misrepresentation..................................................................      15
                 5.17      Plans.................................................................................      16
                 5.18      Investment Company Act................................................................      16

                 5.19      Public Utility Holding Company Act....................................................      16
                 5.20      Environmental Compliance..............................................................      16

SECTION 6. AFFIRMATIVE COVENANTS.................................................................................      16
                 6.01      Financial and Other Information.......................................................      17
                 6.02      Certificates, Notices and Other Information...........................................      17
                 6.03      Prompt Notice.........................................................................      17
                 6.04      Maintain Existence....................................................................      18
                 6.05      Payment of Obligations................................................................      18
                 6.06      Compliance With Legal Requirements....................................................      18
                 6.07      Insurance.............................................................................      18
                 6.08      Books and Records.....................................................................      18
                 6.09      Use of Proceeds.......................................................................      18

SECTION 7. NEGATIVE COVENANTS....................................................................................      19
                 7.01      Limitation On Indebtedness............................................................      19
                 7.02      Limitation On Liens...................................................................      19
                 7.03      Liquidation, Merger, etc..............................................................      20
                 7.04      Disposition of Assets.................................................................      20
                 7.05      Limitation on Investments.............................................................      20
                 7.06      Limitation on Acquisitions............................................................      21
                 7.07      Contracts.............................................................................      21
                 7.08      Business Activities...................................................................      21
                 7.09      Compliance with ERISA.................................................................      21
                 7.10      Leverage Ratio........................................................................      22
                 7.11      No Restrictions on Upstreaming Cash from Significant Subsidiaries.....................      22

SECTION 8. EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT..................................................      22
                 8.01      Events of Default.....................................................................      22
                 8.02      Remedies Upon Event of Default........................................................      24

SECTION 9. SUBORDINATION.........................................................................................      25
                 9.01      Priority of Senior Indebtedness.......................................................      25
                 9.02      Acceleration of Loans.................................................................      25
                 9.03      Subrogation...........................................................................      26
                 9.04      Obligations Unaffected................................................................      26
                 9.05      Reliance of Holders of Senior Indebtedness............................................      27
                 9.06      Definition of Senior Indebtedness.....................................................      27
                 9.07      Certain Rights of Lender..............................................................      27

SECTION 10. CONVERSION RIGHTS....................................................................................      28
                 10.01     Conversion Privilege..................................................................      28
                 10.02     Accrued and Unpaid Interest upon Conversions..........................................      29
                 10.03     Antidilution Provisions...............................................................      29
                 10.04     Fractional Shares.....................................................................      29

                 10.05     Reservation of Shares.................................................................      30
                 10.06     No impairment.........................................................................      30

SECTION 11. MISCELLANEOUS........................................................................................      30
                 11.01     Cumulative Remedies; No Waiver........................................................      30
                 11.02     Amendments; Consents..................................................................      30
                 11.03     Attorney Costs, Expenses and Taxes....................................................      30
                 11.04     Survival of Representations and Warranties............................................      31
                 11.05     Notices...............................................................................      31
                 11.06     Execution of Loan Documents...........................................................      32
                 11.07     Binding Effect; Assignment............................................................      32
                 11.08     Indemnity by Borrower.................................................................      33
                 11.09     Nonliability of Lender................................................................      33
                 11.10     No Third Parties Benefited............................................................      33
                 11.11     Further Assurances....................................................................      33
                 11.12     Integration...........................................................................      34
                 11.13     Failure to Charge Not Subsequent Waiver...............................................      34
                 11.14     Governing Law.........................................................................      34
                 11.15     Severability of Provisions............................................................      34
                 11.16     Headings..............................................................................      34
                 11.17     Time of the Essence...................................................................      34
                 11.18     Waiver of Right to Trial by Jury......................................................      35
                 11.19     Purported Oral Amendments.............................................................      35

EXHIBITS


Form of:

A        Request for Borrowing
B        Promissory Note

                                CREDIT AGREEMENT

         This CREDIT AGREEMENT dated as of June 10, 2000 (the "Agreement") is entered into by and among Liberty Livewire Corporation, a Delaware corporation ("Borrower") and Liberty Media Corporation ("Liberty").

         WHEREAS, Borrower (who was formerly known as The Todd-AO Corporation) is a party to an Agreement and Plan of Merger, dated as of December 10, 1999, as amended (the "Merger Agreement"), with AT&T Corp., B-Group Merger Corp. ("Merger Sub") and Liberty;

         WHEREAS, the Merger Agreement provides for the merger (the "Merger") of Merger Sub with and into Borrower, with Borrower as the surviving corporation in the Merger;

         WHEREAS, Section 2.9 of the Merger Agreement requires Liberty (or another Person (as defined in the Merger Agreement)) to provide commitments to Borrower under a credit agreement immediately following the Post-Merger Restructuring Transactions (as defined in the Merger Agreement);

         WHEREAS, the Merger and the Post-Merger Restructuring Transactions have been consummated;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                   SECTION 1.
                        DEFINITIONS AND ACCOUNTING TERMS

         1.01 TERMS. The following terms used in this Agreement and in any exhibits annexed hereto shall have the following meanings unless the context otherwise requires.

         "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of the assets of a Person or any business or division of a Person, (b) the acquisition of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or
(c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that Borrower or one of its Subsidiaries is the surviving entity.

         "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, 'control' (and the correlative terms, 'controlled by' and 'under common control with') shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 10% or more of the partnership or other ownership interests of any other

Person that has more than 100 record holders of such interests, will be deemed to control such corporation, partnership or other Person.

         "Agreement" means this Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

         "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.

         "Borrower" has the meaning given such term in the introduction hereof.

         "Borrowing" and "Borrow" each mean, a borrowing hereunder consisting of Loans made on the same day.

         "Borrowing Date" means the date that a Loan is made by Lender, which shall be a Business Day.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

         "Capital Lease" or "Capital Obligations" means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with Generally Accepted Accounting Principles, is classified as a capital lease.

         "Class B Common Stock" means Borrower's Class B Common Stock, par value $.01 per share.

         "Closing Date" means the date all conditions set forth in Section 4.01 are satisfied or waived by Lender.

         "Code" means the Internal Revenue Code of 1986, as amended, as time to time in effect.

         "Commitment" means Lender's commitment to lend Borrower up to an aggregate $125 million as such amount may be reduced or adjusted pursuant to the terms of this Agreement (collectively, the combined "Commitments").

         "Commonly Controlled Entity" means an entity, whether or not incorporated, which is under common control with Borrower within the meaning of
Section 414(c) of the Code.

         "Compliance Certificate" means any compliance certificate delivered pursuant to the Existing Credit Agreement.

         "Conversion Price" means a conversion price of $13.00 per share, as adjusted pursuant to Section 10 hereof.

         "Debtor Relief Laws" means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

         "Default" means any event or circumstance which, with the passing of time, giving of notice, or both would become an Event of Default.

         "Default Rate" means the Interest Rate plus 2%.

         "Distribution" means, with respect to any shares of capital stock or any warrant or option to purchase an equity security or other equity security issued by a Person, (a) the retirement, redemption, purchase, or other acquisition for cash or for Property by such Person of any such security, (b) the declaration or (without duplication) payment by such Person of any dividend in cash or in Property on or with respect to any such security, (c) any Investment by such Person in the holder of 5% or more of any such security if a purpose of such Investment is to avoid characterization of the transaction as a Distribution and (d) any other payment in cash or Property by such Person constituting a distribution under applicable laws with respect to such security.

         "Dollars" and the sign "$" means dollars in lawful currency of the United States of America.

         "EBITDA" means, as of any date of determination, or Borrower and its Significant Subsidiaries on a consolidated basis, determined in accordance with Generally Accepted Accounting Principles, an amount equal to the sum of, without duplication, for the preceding four--quarter period ending on the date of determination (a) such Person's net income (or net loss), (b) less the net income attributable to joint ventures and Subsidiaries less than 100% owned, plus, without duplication, (c) cash actually received by Borrower or its Significant Subsidiaries from joint ventures and Subsidiaries less than 100% owned which is not a return on capital or results from an extraordinary gain plus (d) all depreciation expense, lease expense (excluding operating leases but including Capital Lease and Synthetic Lease expense), interest expense, and amortization expense of intangibles of any kind to the extent included in the determination of such net income (or loss), plus (e) provisions for income taxes as set forth in Borrower's consolidated income statement, plus (f) noncash compensation in the form of stock award grants; provided, however, that net income (or loss) shall be computed for these purposes without giving effect to extraordinary losses or extraordinary gains.

         "Environmental Laws" means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to environmental, health, safety and land use matters applicable to any property.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time in effect.

         "Event of Default" has the meaning provided for in Section 8.01.

         "Existing Credit Agreement" means that Credit Agreement, dated as of June 30, 1999, among Borrower, Bank of America National Trust and Savings Association, as Administrative Agent and Letter of Credit Issuing Bank and the other financial institutions party thereto, Bank of American National Trust and Savings Association, as Sole Lead Arranger and Sole Book Manager.

         "Funded Indebtedness" means, for any period, for Borrower and its Subsidiaries on a consolidated basis, determined in accordance with Generally Accepted Accounting Principles, an amount equal to the sum of, without duplication:

         (a) all Indebtedness for borrowed money ; plus

         (b) purchase money mortgage financing; plus

         (c) the principal portion of all Capital Leases and Synthetic Leases; plus

         (d) indebtedness arising under acceptance facilities and the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder; plus

         (e) all Guaranty Obligations;

         less

         (x) amounts held as cash, cash equivalents and marketable securities determined in accordance with Generally Accepted Accounting Principles.

         "Generally Accepted Accounting Principles" means generally accepted accounting principles as in effect from time to time, including, without limitation, applicable statements, bulletins and interpretations issued by the Financial Accounting Standards Board and bulletins, opinions, interpretations and statements issued by the American Institute of Certified Public Accountants or its committees.

         "Governmental Authority" means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, central bank or comparable authority, authority, board, bureau, commission, department, instrumentality or public body, or (c) any court or administrative tribunal of competent jurisdiction.

         "Guaranty Obligation" means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance, agreement, letter of responsibility, letter of awareness, undertaking or arrangement given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any "keep-well" or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, covered by such Guaranty Obligation or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

         "Indebtedness" means, as to any Person, at a particular time, all items which would, in conformity with Generally Accepted Accounting Principles, be classified as liabilities on a balance sheet of such Person as at such time (excluding deferred compensation, deferred taxes, trade accounts, programming liabilities and other accounts payable incurred in the ordinary course of business in accordance with past practice), but in any event including, without duplication, (a) indebtedness arising under acceptance facilities and the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (b) all liabilities secured by any Lien on any property owned by such Person even though it has not assumed or otherwise become liable for the payment thereof, (c) any withdrawal liability incurred under ERISA by such Person (or, if such Person is Borrower, a Commonly Controlled Entity) to a Multiemployer Plan, (d) all obligations of such Person as lessee under leases which have been or should be, in accordance with Generally Accepted Accounting Principles, recorded as Capital Lease Obligations,
(e) indebtedness relating to Synthetic Leases; and (f) all Guaranty Obligations of such Person in respect of any of the foregoing.

         "Interest Expense" means interest expense as determined in accordance with Generally Accepted Accounting Principles.

         "Interest Payment Date" means the last Business Day of each calendar quarter and the Maturity Date.

         "Interest Rate" means a rate per annum equal to 4.00%.

         "Investment" means, when used in connection with any Person, any investment by or of that Person, resulting in less than 100% of the ownership of such Person, whether by means of purchase or other acquisition of stock or other securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests of such Person. The amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment. "Investments" shall not include Acquisitions.

         "Lender" means Liberty or any of its successors or assigns under this Agreement.

         "Leverage Ratio" means the ratio of Funded Indebtedness to EBITDA.

         "Liberty" has the meaning given such term in the introduction hereof.

         "Lien" means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

         "Loan" means a loan made to Borrower by Lender pursuant to this Agreement.

         "Loan Documents" means, collectively, this Agreement, the Notes, any Request for Borrowing and any other agreements of any type or nature hereafter executed and delivered by Borrower or any of its Subsidiaries or Affiliates to Lender in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

         "Material Adverse Effect" means (i) a material adverse effect on the transactions contemplated hereby (including a material adverse effect on the ability of any party hereto to consummate such transactions or perform its material obligations hereunder) or (ii) an adverse effect on the business, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of Borrower or any Subsidiary of Borrower that is material to Borrower and its Subsidiaries taken as a whole, except to the extent that any such effect shall apply to, or be experienced by, the post-production industry in general.

         "Maturity Date" means June 9, 2005 as such date may be extended from time to time pursuant to Section 2.12.

         "Merger" has the meaning given such term in the introduction hereof.

         "Multiemployer Plan" means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

         "Net Worth" means net worth as determined in accordance with Generally Accepted Accounting Principles.

         "Note" means a promissory note made by Borrower to Lender evidencing the Loans made by Lender, substantially in the form of Exhibit B, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted (collectively, the "Notes").

         "Obligations" means all present and future obligations of every kind or nature of Borrower or any Subsidiary at any time and from time to time owed to Lender, any Person entitled to indemnification, or any one or more of them, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against Borrower or any Subsidiary or Affiliate of Borrower.

         "PBGC" means the Pension Benefit Guaranty Corporation created by
Section 4002(a) of ERISA, or any Governmental Authority succeeding to the functions thereof.

         "Person" means an individual, a partnership, a corporation (including a business trust), a joint stock company, a trust, an unincorporated association, a joint venture or any other entity of any type whatsoever, or any government or any agency or political subdivision thereof.

         "Plan" means (a) with respect to Borrower, any plan described in
Section 4021 (a) of ERISA and not excluded pursuant to Section 4021(b) thereof, under which Borrower or any Commonly Controlled Entity has contributed, and (b) with respect to any other Person, any employee benefit plan or other plan established or maintained by such Person for the benefit of such Person's employees and to which Title IV of ERISA applies.

         "Post-Merger Business Combinations" means any of the post-merger business combinations pursuant to an Agreement, dated as of February 11, 2000, between Borrower and Liberty.

         "Property" means all types of real, personal, tangible, intangible or mixed property.

         "Reportable Event" means a "reportable event" described in Section 4043(b) of ERISA as to which the 30 day notice period has not been waived.

         "Request for Borrowing" means a written request substantially in the form of Exhibit A duly completed and signed by a Responsible Officer, or a telephonic request followed by such a written request, in each case delivered to Lender by Requisite Notice.

         "Requisite Notice" means, unless otherwise provided herein, (a) irrevocable written notice to the intended recipient or (b) irrevocable telephonic notice to the intended recipient, promptly followed by a written notice to such recipient. Such notices shall be (i) delivered to such recipient at the address or telephone number specified in Section 11 hereof or as otherwise designated by such Person by Requisite Notice to Liberty and (ii) if made by Borrower, given or made by a Responsible Officer. Any written notice shall be in the form, if any, prescribed in the applicable section hereof or thereof and may be delivered as provided in Section 11.05. Any notice sent by other than hardcopy shall be promptly confirmed by a telephone call to the recipient and, if requested by the Lender, by a manually-signed hardcopy thereof.

         "Requisite Time" means, 5:00 p.m. (New York City Time) on June 9, 2004.

         "Responsible Officer" means the President, Chief Financial Officer, or Controller of Borrower.

         "Significant Subsidiary" means any Subsidiary of Borrower (a) having at any time now or hereafter a net book value in accordance with Generally Accepted Accounting Principles or, if greater, fair market value (as reasonably determined by Borrower) exceeding 5% of the consolidated assets of Borrower and its Subsidiaries or (b) that Borrower wishes to include in calculating the covenants in Sections 7.11 and 7.12; provided, however, that Subsidiaries whose sole assets consist of holding Borrower's ownership interests in joint ventures shall not be considered Significant Subsidiaries.

         "Subsidiary" means any Person (whether now existing or hereafter organized or acquired) of which Borrower owns, directly or indirectly, more than fifty percent (50%) of the securities or other equity interests or which Borrower otherwise controls (collectively "Subsidiaries").

         "Synthetic Lease" means, with respect to any Person, (a) a so-called synthetic lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, may be characterized as the Indebtedness of such Person (without regard to accounting treatment).

         "TeleCine Cell" means TeleCine Cell Group ltd.

         "TeleCine Cell Loan Notes" means one or more promissory notes not exceeding $500,000 in aggregate principal amount issued by Todd-AO Europe Holding Company Limited, a wholly-owned Subsidiary of Borrower, to one or more shareholders of TeleCine Cell in connection with Todd-AO Europe Holding Company Limited's acquisition of TeleCine Cell.

         1.02 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with Generally Accepted Accounting Principles. When used herein, the term "financial statements" shall include the notes and schedules thereto, but need not include such notes or schedules when used in reference to such statements of any Person as of any date other than the end of a fiscal year of such Person.

         1.03 ROUNDING. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

         1.04 EXHIBITS AND SCHEDULES. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

         1.05 MISCELLANEOUS TERMS. The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. The term "including" is by way of example and not limitation.

                                   SECTION 2.
                 COMMITMENTS; INTEREST, FEES, PAYMENT PROCEDURES

         2.01 THE COMMITMENTS.

         (a) Subject to the terms and conditions set forth in this Agreement, Lender agrees to make loans up to an aggregate $125 million at all times from the Closing Date to June 9, 2004. Subject to the foregoing and other terms and conditions hereof, Borrower may borrow Loans as set forth herein without premium or penalty.

         (b) Loans made by Lender shall be evidenced by one or more Notes. (Lender may endorse on the schedules, if any, annexed to its Note(s) the date, amount and maturity of its Loans and payments with respect thereto.)

         Such Notes shall be conclusive absent manifest error of the amount of such Loans and payments thereon. Any other errors in executing the Notes shall not, however, limit or otherwise affect the obligation of Borrower to pay any amount owing with respect to the Loans.

         2.02 BORROWINGS.

         (a) Borrower may request a Borrowing therefor by delivering a duly completed Request for Borrowing therefor by Requisite Notice to Lender not later than the Requisite Time therefor or may send any other written notice containing the substantive information contained in a Request for Borrowing to Lender at Lender's address.

         (b) Lender shall make the funds for its Loan in Dollars not later than the Requisite Time therefor on the Business Day specified in such Request for Borrowing. Upon satisfaction or waiver of the applicable conditions set forth in
Section 4, all funds requested by Borrower pursuant to Section 2.02(a) shall be made available to Borrower.

         2.03 PREPAYMENTS.

         (a) Borrower may not voluntarily prepay Loans without the written consent of Lender. Borrower requests for repayment shall be made in writing to Lender at Lender's address set forth herein.

         (b) Any prepayment of a Loan, if permitted by Lender, shall be accompanied by all accrued interest thereon.

         2.04 PRINCIPAL AND INTEREST.

         (a) If not sooner paid pursuant to Section 2.03 hereof, Borrower shall pay, and promises to pay, the outstanding principal amount of each Loan on the Maturity Date.

         (b) Subject to the subsection (c), Borrower shall pay interest on the unpaid principal amount of the Loans (before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law) from the date borrowed until paid in full (whether by acceleration or otherwise) on each Interest Payment Date for each Loan at the Interest Rate.

         (c) If any amount payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), it shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate. Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable laws and payable upon demand.

         2.05 COMPUTATION OF INTEREST. Computation of interest on all Loans under this Agreement shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made; interest shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Any Loan that is repaid on the same day on which it is made shall bear interest for one day. Notwithstanding anything in this Agreement to the contrary, interest in excess of the maximum amount permitted by applicable laws shall not accrue or be payable hereunder, and any amount paid as interest hereunder which would otherwise be in excess of such maximum permitted amount shall instead be treated as a payment of principal.

         2.06 MANNER AND TREATMENT OF PAYMENTS BETWEEN BORROWER AND LENDER.

         (a) Unless otherwise provided herein, all payments by Borrower shall be made to Lender at Lender's office (as set forth herein) not later than the Interest Payment Date for such type of payment. All payments received after such Interest Payment Date shall be deemed received on the next succeeding Business Day. All payments shall be made in immediately available funds in lawful money of the United States of America.

         (b) If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day and the extension of time shall be reflected in computing interest.

         2.07 FUNDING SOURCES. Nothing in this Agreement shall be deemed to obligate Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

         2.08 EXTENSION OF MATURITY DATE. At the request of Borrower and with the written consent of Lender (which may be given or withheld in the sole and absolute discretion of Lender) the Maturity Date may be extended for one-year periods. At least 30 days prior to Maturity Date, Borrower may request by Requisite Notice made to Lender a one-year extension of the Maturity Date. Such request shall include a certificate signed by a Responsible Officer stating that
(a) the representations and warranties contained in Section 5 (except with respect to any representation or warranty which specifically refers to an earlier date) are true and correct on and as of the date of such certificate and
(b) no Default or Event of Default has occurred and is continuing (or, if there is a Default or an Event of Default, Borrower shall state the nature of such Default or Event of Default and its proposed remedies for such Default or Event of Default). Lender shall, within 15 Business Days after receipt of the Requisite Notice, notify Borrower if it consents to or declines Borrower's request.

         2.09 SECURITY AND GUARANTIES. There shall be no security or guarantees under this Agreement or any Notes issued pursuant to this Agreement.

                                   SECTION 3.
                                      TAXES

         3.01 TAXES. Each payment of any amount payable by Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without reduction by reason of, any applicable taxes. To the extent that Borrower is obligated by applicable laws to make any deduction or withholding on account of applicable taxes from any amount payable to Lender under this Agreement, Borrower shall promptly notify Lender of such fact and shall (a) make such deduction or withholding and pay the same to the relevant Governmental Authority and (b) pay such additional amount directly to Lender as is necessary to result in Lender's receiving a net after-applicable tax amount equal to the amount to which Lender would have been entitled under this Agreement absent such deduction or withholding.

                                   SECTION 4.
                                   CONDITIONS

         4.01 INITIAL EXTENSION OF CREDIT. The obligation of Lender to make the initial Loan to be made by it is subject to delivery to Lender of the following, in form and substance satisfactory to Lender (unless Lender, in its sole and absolute discretion, shall agree otherwise):

         (a) This Agreement duly executed by Borrower and Lender;

         (b) A Note executed by Borrower in favor of Lender, in a principal amount equal to the amount of the initial Loan;

         (c) A certificate signed by a Responsible Officer (i) certifying that all representations and warranties of Borrower contained in Section 5 are true and correct, (ii) certifying that Borrower is in compliance with all the terms and provisions of the Loan Documents to which each is a party, and (iii) certifying that, after giving effect to the initial Loan, no Default or Event of Default exists.

         (d) Such other evidence as Lender may reasonably request to establish the consummation of the transactions contemplated hereby, the taking of all proceedings in connection herewith and compliance with the conditions set forth in this Agreement.

         Any document required or requested pursuant to this Section 4.01 may be furnished by facsimile transmission provided that original documents (where applicable) are furnished within 5 Business Days after the facsimile transmission.

         4.02 CONDITIONS OF LENDING. The obligations of Lender to make any Loan are subject to the fulfillment of the following conditions precedent:

         (a) On each Borrowing Date, and after giving effect to the Loans to be made on each such Borrowing Date, (i) there shall exist no Default or Event of Default and (ii) the representations and warranties contained in this Agreement shall be true, correct and complete in all material respects on and as of such date to the extent as though made on and as of such date, except with respect to any representation or warranty which specifically refers to an earlier date;

         (b) All documents required by the provisions of this Agreement to be executed or delivered to Lender on or before the applicable Borrowing Date shall have been executed and shall have been delivered to Lender on or before such Borrowing Date;

         (c) Lender shall have timely received a duly completed Requisite Notice by the Requisite Time; and

         (d) Lender shall have received, in form and substance satisfactory to Lender, such other assurances, certificates, documents or consents related to the foregoing as Lender reasonably may require.

                                   SECTION 5.
                         REPRESENTATIONS AND WARRANTIES

         Borrower represents and warrants to Lender that:

         5.01 DUE INCORPORATION; GOOD STANDING. Borrower is a Delaware corporation duly organized and existing under the laws of Delaware, and, to the best of Borrower's knowledge, is properly licensed and in good standing in, and where necessary to maintain Borrower's rights and privileges has complied with the fictitious name statute of, every jurisdiction in which Borrower is doing business.

         5.02 CORPORATE POWER; AUTHORIZATION. The execution, delivery and performance of this Agreement and each other Loan Document to which Borrower is a party are within Borrower's powers, have been duly authorized, and are not in conflict with the terms of any charter, bylaw or other organization papers of Borrower, or any instrument or agreement to which Borrower is a party or by which Borrower is bound or affected.

         5.03 GOVERNMENT ACTION. No approval, consent, exemption or other action by, or notice to or filing with, any Governmental Authority is necessary in connection with the execution, delivery, performance or enforcement of this Agreement or any other Loan Document to which Borrower is a party, except as may have been obtained and certified copies of which have been delivered to Lender.

         5.04 NO LEGAL BAR. There is no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority binding on Borrower, which would be contravened by the execution, delivery, performance or enforcement of this Agreement or any other Loan Document to which Borrower is a party.

         5.05 ENFORCEABLE OBLIGATION. This Agreement and each other Loan Document to which Borrower is a party is a legal, valid and binding agreement of Borrower, enforceable against Borrower in accordance with its terms, and each Loan Document, when executed and delivered, will be similarly legal, valid, binding and enforceable.

         5.06 OWNERSHIP OF PROPERTY; LIENS. Borrower and each Subsidiary of Borrower has good and marketable title to its properties and assets free and clear of all Liens, except for:

         (a) taxes which have resulted in a Lien but are not yet delinquent; and

         (b) Liens permitted under Section 7.02;

and the execution, delivery or performance of this Agreement and each other Loan Document to which Borrower is a party will not result in the creation of any such Lien.

         5.07 LITIGATION. There are no suits, proceedings, claims or disputes pending or, to the knowledge of Borrower or any Subsidiary of Borrower, threatened against or affecting Borrower or any Subsidiary or its respective properties, the adverse determination of which could affect Borrower's financial condition or operations, taken as a whole, or could impair Borrower's ability to perform its obligations hereunder or any other Loan Document to which Borrower is a party.

         5.08 NO DEFAULT. No event has occurred and is continuing or would result from the incurring of obligations by Borrower under this Agreement or any other Loan Document to which Borrower is a party which is a Default, or is, or with the passing of time or giving of notice or both would be, an Event of Default.

         5.09 NO CONFLICTING AGREEMENTS. Neither Borrower nor any Subsidiary is in default under any agreement to which it is a party or by which it or any of its Property is bound the effect of which could have a material adverse effect on the business or operations of Borrower and its Subsidiaries, taken as a whole, or could impair Borrower's ability to perform its obligations hereunder or under any Loan Document to which Borrower is a party. No provision of (i) the articles of incorporation, charter, bylaws, preferred stock or any shareholder agreement of Borrower or any Subsidiary, (ii) any existing mortgage or indenture, (iii) any other contract or agreement (which is, individually or in the aggregate, material to the consolidated financial condition, business or operations of Borrower and its Subsidiaries), (iv) any statute (including, without limitation, any applicable usury or similar law), rule or regulation, and (v) any judgment, decree or order (which is, individually or in the aggregate, material to the consolidated financial condition, business or operations of Borrower and its Subsidiaries), in either case binding on Borrower or any Subsidiary or affecting the Property of Borrower or any Subsidiary; conflicts with, or requires any consent under, or would in any way prevent the execution, delivery or carrying out of the terms of this Agreement or any other Loan Document, and the taking of any such action will not constitute a default under, or result in the creation or imposition of, or obligation to create, any Lien upon the Property of Borrower or any Subsidiary pursuant to the terms of any such mortgage, indenture, contract or agreement (other than any right to setoff or banker's lien or attachment that Lender may have under applicable law).

         5.10 TAXES. Borrower and each Subsidiary has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against it, and no tax liens have been filed and no claims are being asserted with respect to such taxes which are required by Generally Accepted Accounting Principles to be reflected in the financial statements of Borrower and are not so reflected therein. The charges, accruals and reserves on the books of Borrower and each Subsidiary with respect to all federal, state, local and other taxes are considered by the management of Borrower to be adequate, and Borrower knows of no unpaid assessment which is due and payable against Borrower or any Subsidiary, except (a) those not yet delinquent, (b) those not substantial in aggregate amount, (c) such thereof as are being contested in good faith and by appropriate proceedings diligently conducted, or (d) those involving foreign taxes and assessments which are involved in a good faith dispute with respect to tax or other matters.

         5.11 FINANCIAL STATEMENTS. Borrower has heretofore delivered to Lender copies of the unaudited consolidated balance sheet of Borrower as of May 31, 2000 for the three (3) Fiscal Quarters then ended, and the related consolidated statements of operations, shareholder's equity and changes in cash flows for periods covered thereby (such statements being sometimes referred to herein as the "Financial Statements"). The Financial Statements fairly present the consolidated financial condition and the consolidated results of operations of Borrower as of the date and for the periods indicated therein, and the Financial Statements have been prepared in conformity with Generally Accepted Accounting Principles (except as disclosed in the notes thereto). As of the Closing Date, except (i) as reflected in the Financial Statements or in the footnotes thereto, or (ii) as otherwise disclosed in writing to Lender prior to the date hereof, neither Borrower nor any Subsidiary has any obligation or liability of any kind (whether fixed, accrued, contingent, unmatured or otherwise) which is material to Borrower and the Subsidiaries on a consolidated basis and which, in accordance with Generally Accepted Accounting Principles consistently applied, should have been recorded or disclosed in such Financial Statements and were not, other than (i) those incurred in the ordinary course of their respective businesses since the date of such Financial Statements (ii the Merger or (iii) the Post-Merger Business Combinations. Since January 1, 2000 Borrower and each Subsidiary has conducted its business only in the ordinary course, and there has been no adverse change in the financial condition of Borrower and its Subsidiaries taken as a whole which is material to Borrower and its Subsidiaries on a consolidated basis, except in each case as disclosed in writing to Lender prior to the Closing Date.

         5.12 COMPLIANCE WITH APPLICABLE LAWS. Neither Borrower nor any Subsidiary is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority which default could have a material adverse effect on the financial condition, operations or Property of Borrower and its Subsidiaries, taken as a whole, or could impair Borrower's ability to perform its obligations hereunder or under any other Loan Document to which Borrower is a party. Borrower and each Subsidiary is complying in all material respects with all applicable statutes and regulations, including ERISA and applicable occupational, safety and health and other labor laws, of all Governmental Bodies, a violation of which could have a material adverse effect on the financial condition, operations or Property of Borrower and its Subsidiaries, taken as a whole, or could impair Borrower's ability to perform its obligations hereunder or under any other Loan Document to which Borrower is a party.

         5.13 GOVERNMENTAL REGULATIONS. Neither Borrower nor any Subsidiary is subject to any statute or regulation which regulates the incurring by Borrower of indebtedness for borrowed money, except for applicable usury laws.

         5.14 PROPERTY. Borrower and each Subsidiary has good and valid title to, or good and valid leasehold interests in, all of its Property, title to (or leasehold interest in) which is material to Borrower and its Subsidiaries taken as a whole, subject to no Liens, except such thereof as are not prohibited by the terms of this Agreement.

         5.15 FEDERAL RESERVE REGULATIONS. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any Governmental Authority, including, without limitation, the provisions of Regulations G, T, U, or X of said Board, as amended.

         5.16 NO MISREPRESENTATION. No representation or warranty contained herein or in any document to be executed and delivered in connection herewith and no certificate or report furnished or to be furnished by Borrower or any Subsidiary in connection with the transactions contemplated hereby, contains or will contain a misstatement of material fact, or omits or will omit to state a material fact required to be stated in order to make the statements herein or therein contained (taken as a whole) not misleading in the light of the circumstances under which made.

         5.17 PLANS. From and after the Closing Date, each Plan established, maintained or participated in by Borrower and each Subsidiary shall be in material compliance with the applicable provisions of ERISA and the Code, and Borrower and each Subsidiary shall file all material reports required to be filed by ERISA and the Code with respect to any Plan. Borrower and each Subsidiary shall meet all material requirements imposed by ERISA and the Code with respect to the funding of all Plans. Since the effective date of ERISA, there have not been, nor are there now existing, any events or conditions which would permit any Plan to be terminated by the PBGC under circumstances which would cause Borrower to incur a material liability under Title IV of ERISA. Since the effective date of ERISA, no Reportable Event has occurred with respect to any Plan and no Plan has been terminated in whole or in part, other than the Plan established by Todd-AO Studios East, Inc. and its predecessor, Trans/Audio, Inc., that was terminated at the time of acquisition of such company by Borrower. No withdrawals from any Plans have occurred which could subject Borrower or any of its Subsidiaries to any material liability.

         5.18 INVESTMENT COMPANY ACT. Borrower is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

         5.19 PUBLIC UTILITY HOLDING COMPANY ACT. Borrower is not a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         5.20 ENVIRONMENTAL COMPLIANCE. Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that such Environmental Laws and claims do not, individually or in the aggregate, have a Material Adverse Effect.

                                   SECTION 6.
                              AFFIRMATIVE COVENANTS

         Borrower covenants and agrees that so long as any Loan remains outstanding, and until the full and final payment of all indebtedness incurred hereunder, it will, and will cause each of its Subsidiaries to, unless Lender waives compliance in writing:

         6.01 FINANCIAL AND OTHER INFORMATION. Deliver to Lender:

         (a) as soon as available but no later than 60 days after the end of each of the first three fiscal quarters of Borrower the unaudited consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the unaudited consolidated statement of income and retained earnings and of changes in cash flow of Borrower and its Subsidiaries for such fiscal quarter and that portion of the fiscal year ending with such quarter, certified by a Responsible Officer of Borrower as being prepared in accordance with Generally Accepted Accounting Principles and complete and correct and fairly presenting the financial condition and results of operations of Borrower and its Subsidiaries; and

         (b) as soon as available but no later than 120 days after the end of each of its fiscal years, a complete copy of an audit report of Borrower and its Subsidiaries which shall include at least the consolidated balance sheet of Borrower and its Subsidiaries as of the close of such year, and the consolidated statement of income and retained earnings and of changes in cash flows of Borrower for such year, prepared in accordance with Generally Accepted Accounting Principles and fairly presenting Borrower's financial position and results of operations, certified by Arthur Andersen, or other independent public accounting firm of recognized national standing selected by Borrower and satisfactory to Lender. Such certificate shall not be qualified or limited because of restricted or limited examination by such accountant of any material portion of Borrower's records nor contain any exceptions with respect to possible errors generated by financial reporting.

         6.02 CERTIFICATES, NOTICES AND OTHER INFORMATION. Deliver to Lender in form and detail satisfactory to Lender:

         (a) Concurrently with the financial statements required pursuant to Sections 6.01(a) and 6.01(b), a Compliance Certificate; and

         (b) such other statements, lists of property and accounts, budgets, forecasts or reports as Lender may reasonably request.

         6.03 PROMPT NOTICE. Immediately give written notice to Lender of:

         (a) all litigation affecting Borrower or any of its Subsidiaries as a defendant and where the amount claimed in a single litigation action is in excess of $2,000,000 or when the aggregate amount claimed in all litigation actions is in excess of $10,000,000;

         (b) any substantial dispute which may exist between Borrower and any Governmental Authority;

         (c) any proposal by any public authority to acquire the assets or business of Borrower or to compete with Borrower;

         (d) any Event of Default or Default; and

         (e) any other matter which has resulted or might result in a material adverse change in Borrower's financial condition or operations or impairment in Borrower's ability to perform its obligations hereunder or under any other Loan Document to which Borrower is a party.

         6.04 MAINTAIN EXISTENCE. Except as permitted by Section 7.03, maintain and preserve its existence and all rights, privileges and franchises now enjoyed, and keep all its properties in good working order and condition.

         6.05 PAYMENT OF OBLIGATIONS. Pay all obligations, including tax claims, when due, except such as may be contested in good faith by appropriate proceedings and Borrower has established reserves on its books which are reasonable and adequate.

         6.06 COMPLIANCE WITH LEGAL REQUIREMENTS. At all times comply with all laws, rules, regulations, orders and directions of any Governmental Authority having jurisdiction over it or its business and conduct its operations and keep and maintain its property in compliance with all Environmental Laws.

         6.07 INSURANCE. Maintain and keep in force on all of its property such insurance as is normal for the industry in which Borrower conducts its business and is satisfactory to Lender to amount, nature and carrier covering fire damage (including use and occupancy), public liability, product liability, property damage and workers' compensation, and deliver to Lender upon request a schedule certified to be correct by a Responsible Officer of Borrower setting forth all insurance in force as of the date of such schedule.

         6.08 BOOKS AND RECORDS. Maintain adequate books, accounts and records in accordance with Generally Accepted Accounting Principles, and permit employees or agents of Lender at any reasonable time and as often as may reasonably be desired to inspect its properties, and to examine or audit its books, accounts and records and make copies and memoranda thereof and to discuss the business, operations, properties and financial and other conditions of Borrower and its Subsidiaries with officers of Borrower.

         6.09 USE OF PROCEEDS. Use the proceeds of the Loans for general working capital and general corporate purposes and acquisitions.

                                   SECTION 7.
                               NEGATIVE COVENANTS

         Borrower covenants and agrees that, so long as any Loan shall remain outstanding, and until full and final payment of all indebtedness incurred hereunder, without the prior written consent of Lender, it will not, and will not permit any Subsidiary to:

         7.01 LIMITATION ON INDEBTEDNESS. Incur or suffer to exist any indebtedness for borrowed money, or become liable as a surety, guarantor, accommodation endorser, or otherwise for or upon the obligation of any other person, firm or corporation; except for:

         (a) the acquisition of goods, supplies or merchandise on normal trade credit;

         (b) Indebtedness incurred on or before the Closing Date listed on
Schedule 7.01 and any extension, renewal, refunding and refinancing thereof; provided that after giving effect to such extension, renewal, refunding or refinancing the principal amount thereof is not increased;

         (c) Indebtedness consisting of Capital Leases and related to Synthetic Leases;

         (d) intercompany obligations of Borrower otherwise permitted hereunder;

         (e) Indebtedness existing under the Existing Credit Agreement;

         (f) the TeleCine Cell Loan Notes;

         (g) purchase money mortgage financing;

         (h) existing TeleCine Cell mortgage debt on its Charlotte property; and

         (i) other Indebtedness, including purchase-money financing.

         7.02 LIMITATION ON LIENS. Create, assume or suffer to exist any Lien on or of any of its property, real or personal, whether now owned or hereafter acquired, except for:

         (a) Liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty or the validity of which is contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof;

         (b) Liens securing Indebtedness permitted by Sections 7.01(h), (i), and
(j); provided such Liens are on and limited to the capital assets acquired, constructed or financed with the proceeds of such Indebtedness;

         (c) Liens securing Indebtedness permitted by Section 7.01(f);

         (d) Liens in connection with Capital Leases permitted by Section 7.01(d); provided such Liens are on and limited to the assets of the subject of such Capital Leases; and

         7.03 LIQUIDATION, MERGER, ETC. Without prior written consent of Lender, liquidate or dissolve, or enter into any consolidation, merger, partnership, joint venture or other combination, or sell, lease or dispose of its business or assets as a whole or such as in the opinion of Lender constitute a substantial portion thereof except:

         (a) mergers and consolidations of a Subsidiary of Borrower into Borrower or a Subsidiary (with Borrower or its Subsidiary as the surviving entity) or of Borrower or Subsidiaries of Borrower with each other, provided that Borrower and each of such Subsidiaries have executed such amendments to the Loan Documents as Lender may reasonably determine are appropriate as a result of such merger;

         (b) the Merger;

         (c) the Post-Merger Business Combinations and other business combinations consented to by Lender in writing;

         (d) a merger or consolidation of Borrower or any Subsidiary with any other Person, provided that (i) either (A) Borrower or its Subsidiary is the surviving entity, or (B) the surviving entity is a corporation organized under the laws of a State of the United States of America or the District of Columbia and, as of the date of such merger or consolidation, expressly assumes, by an appropriate instrument, the Obligations of Borrower or its Subsidiary, as the case may be, and (ii) giving effect thereto on a pro-forma basis, no Default or Event of Default exists or would result therefrom.

         7.04 DISPOSITION OF ASSETS. Dispose, nor permit any of its Subsidiaries to dispose, of any of its assets or enter into any sale and leaseback agreement covering any of its fixed or capital assets; except (i) that Borrower and its Subsidiaries may dispose of assets no longer used or useful in the business of Borrower or such Subsidiary, if the net book value of such assets is not in excess of $15,000,000 in the aggregate, (ii) as contemplated by the Merger and
(iii) as contemplated by the Post-Merger Business Combinations.

         7.05 LIMITATION ON INVESTMENTS. Make any Investments, except:

         (a) Investments in cash, cash equivalents and marketable securities (as defined in accordance with Generally Accepted Accounting Principles); provided that the aggregate value of all marketable securities not rated at least investment grade by a rating agency of national standing shall not at any time exceed one-third of the total value of all such cash, cash equivalents and marketable securities;

         (b) Investments in foreign joint ventures located in the United Kingdom, Spain, France or Germany engaged in businesses providing post production services for film, television, transmission and related media;

         (c) Investments in other Persons not exceeding [$50,000,000] in the aggregate at any time outstanding;

         (d) Investments in or loans to guarantors under the Existing Credit Agreement that are 100% owned directly or indirectly by Borrower;

         (e) Investments contemplated by the Post-Merger Business Combinations;

         (f) Investments permitted by Liberty for the benefit of Liberty Livewire Corporation;

         (g) loans to officers of Borrower not exceeding $150,000 in the aggregate outstanding at any time;

provided that in all cases (i) no Default or Event of Default has occurred under this Agreement or will occur after giving effect to any such acquisition and
(ii) Borrower shall not cause, permit or suffer any restrictions on dividends, distributions or other upstreaming of money to Borrower by any Subsidiary now owned or hereafter acquired by Borrower.

         7.06 LIMITATION ON ACQUISITIONS. Make any Acquisition unless (a) prior to completing such Acquisition, Borrower receives the written consent of Liberty and (b) no Default or Event of Default has occurred or is continuing or would result from such Acquisition.

         7.07 CONTRACTS. Enter into, or permit any of its Subsidiaries to enter into, any contracts, leases, indentures, or other agreements except in the ordinary course of its business as presently conducted, except for Acquisitions and Investments permitted by Section 7.05(c).

         7.08 BUSINESS ACTIVITIES. Engage in, or permit any of its Subsidiaries to engage in, any business activities or operations substantially different from or unrelated to businesses providing post production and transmission services for film, television and related media, except for (i) Investments permitted by
Section 7.05(c) or (ii) as otherwise provided in any written consent received from Liberty.

         7.09 COMPLIANCE WITH ERISA. Terminate, within the meaning of Title IV of ERISA, any Plan so as to result in any material liability to the PBGC, (b) engage in any "prohibited transaction" (as defined in Section 4975 of the Internal Revenue Code of 1986, as amended) involving any Plan that would result in material liability for an excise tax or civil penalty in connection therewith, (c) incur or suffer to exist any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, involving any Plan, or (d) allow or suffer to exist any event or condition, which could have a material adverse effect on Borrower and its Subsidiaries, taken as a whole, or could impair Borrower's ability to perform its obligations hereunder or under any other Loan Document to which Borrower is a party.

         7.10 LEVERAGE RATIO. Permit at any time the Leverage Ratio to exceed the ratio set forth below opposite the indicated period:

                        PERIOD                          MAXIMUM LEVERAGE RATIO
                        ------                          ----------------------
           June 10, 2000 - May 31, 2001                        5:50 to 1
           June 1, 2001 - November 30, 2001                    4:50 to 1
           December 1, 2001 and thereafter                     4:00 to 1

         7.11 NO RESTRICTIONS ON UPSTREAMING CASH FROM SIGNIFICANT SUBSIDIARIES. Permit any restrictions on any Significant Subsidiary directly or indirectly upstreaming cash to Borrower.

                                   SECTION 8.
              EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

         8.01 EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an Event of Default hereunder:

         (a) Borrower shall fail to pay, any principal when due, whether at maturity, on demand, upon acceleration or otherwise; or

         (b) Borrower shall fail to pay, when due, any amount of interest, fees, expenses, indemnity payments or any other amount payable by Borrower to Lender under this Agreement within 10 days of the date when such amounts are due, whether at maturity, on a specified date, on demand, upon acceleration or otherwise; or

         (c) Any representation or warranty hereunder or any other Loan Document or in connection with any transaction contemplated hereby or in any financial statement furnished to Lender shall prove to have been false or misleading in any material respect when made or when deemed to have been made; or

         (d) Borrower shall breach or default under Section 4.01(c), or 7.12; or

         (e) Borrower shall breach, or default under, any other term, condition, provision or covenant contained in this Agreement or any other Loan Document and such breach or default is not remedied to Lender's satisfaction within 30 days after the occurrence thereof; or

         (f) Borrower or any of its Subsidiaries, without prior written consent of Lender, institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for 60 calendar days; or

         (g) All, or such as in the opinion of Lender constitutes substantially all, of the property of Borrower shall be condemned, seized or appropriated; or

         (h) Any breach or default shall occur under any other agreement or agreements involving the borrowing of money or the extension of credit where the principal amount outstanding under such agreement or agreements is in the amount of $10,000,000 or more, and under which Borrower or any Subsidiary may be obligated as borrower or guarantor, if such default consists of the failure to pay any indebtedness when due or if such default permits or causes (or upon a lapse of time or notice or both would permit or cause) the acceleration of any indebtedness or the termination of any commitment to tend; or

         (i) The occurrence of (i) a Reportable Event with respect to, or the institution of proceedings to have a trustee appointed to administer or to terminate, any Plan, which Reportable Event or institution of proceedings is likely to result in the termination of such Plan and such termination could have a material adverse effect upon the business operations, assets or financial condition of Borrower and its Subsidiaries, taken as a whole, or could impair Borrower's ability to perform its obligations hereunder or under any other Loan Document to which Borrower is a party, and the continuance of the same unremedied for 30 Business Days after notice of such Reportable Event pursuant to Section 4043 of ERISA is given or such proceedings are instituted, as the case may be or (ii) provided, however, that such event shall automatically be deemed to have a materially adverse effect upon Borrower and its Subsidiaries, taken as a whole, or could impair Borrower's ability to perform its obligations hereunder or under any other Loan Document to which Borrower is a party, if a "prohibited transaction" described in Section 406 of ERISA or 4975(c) of the Internal Revenue Code of 1986, as amended, or a notice of intention to terminate a Plan under Section 4041 of ERISA shall have been filed; or a notice shall be received by the plan administrator of a Plan that the PBGC has instituted proceedings to terminate such Plan or appoint a trustee to administer such Plan; or Borrower or any Subsidiary shall withdraw from a Plan; or a trustee will be appointed by a United States District Court to administer any Plan with vested unfunded liabilities; or

         (j) The occurrence of (i) any event which Lender believes could have a material adverse effect upon Borrower and its Subsidiaries, taken as a whole, or could impair Borrower's ability to perform its obligations hereunder or under any other Loan Document to which Borrower is a party.

         8.02 REMEDIES UPON EVENT OF DEFAULT. Without limiting any other rights or remedies of Lender provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable law, or in equity, or otherwise:

         (a) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 8.01(f):

                  (i) the Commitments and all other obligations of Lender and all rights of Borrower under the Loan Documents shall be suspended without notice to or demand upon Borrower, which are expressly waived by Borrower, except that Lender may waive an Event of Default or, without waiving, determine, upon terms and conditions satisfactory to Lender, as the case may be, to reinstate the Commitments; and

                  (ii) Lender may terminate the Commitments and/or declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

         (b) Upon the occurrence of any Event of Default described in Section 8.01(f):

                  (i) the Commitments and all other obligations of Lender and all rights of Borrower under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, except that Lender may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to Lender, to reinstate the Commitments; and

                  (ii) the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

         (c) Upon the occurrence of any Event of Default, Lender, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), may proceed (but only with the consent of Lender) to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and such other rights and remedies as are provided by law or equity.

         (d) The order and manner in which Lender' rights and remedies are to be exercised shall be determined by Lender in its sole discretion, and all payments received by Lender shall be applied first to Attorney Costs incurred by Lender, and thereafter paid to Lender (or, if there are more than one lender, on a pro rata basis in the same proportions that the aggregate Obligations owed to each lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all lenders, without priority or preference among the lenders). Regardless of how Lender may treat payments for the purpose of its own accounting, for the purpose of computing Borrower's Obligations hereunder, payments shall be applied first, to the costs and expenses of Lender, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and third, to the payment of all other amounts (including principal and fees) then owing to Lender under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of Lender hereunder or thereunder or at laws or in equity.

                                   SECTION 9.
                                  SUBORDINATION

         9.01 PRIORITY OF SENIOR INDEBTEDNESS. The Loans shall, to the extent and in the manner hereinafter set forth in this Section 9 be subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness (as defined below). No payment on account of principal of or interest on Loans shall be made, nor shall assets be applied to the purchase or other acquisition or retirement of the Loans, unless full payment of amounts then due on all Senior Indebtedness has been made or duly provided for, and no payment on account of principal of, premium, if any, or interest on the Loans shall be made, nor shall any assets be applied to the purchase or other acquisition or retirement of any Loan, if, at the time of such payment or application or immediately after giving effect thereto, any default shall have occurred permitting the holders of any Senior Indebtedness to accelerate the maturity thereof, and such default shall not have been cured or waived.

         9.02 ACCELERATION OF LOANS.

         (a) Upon (i) any acceleration of the principal amount due on any Loan or (ii) any payment or distribution of assets of Borrower of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding up or any total or partial liquidation or reorganization of Borrower, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness shall first be paid in full, or payment thereof duly provided for, before Lender shall be entitled to receive or retain any assets so paid or distributed in respect thereof; and upon any such dissolution or winding up or liquidation or reorganization any payment or distribution of assets of Borrower of any kind or character, whether in cash, property or securities, to which Lender would be entitled, except for these provisions, shall be paid by Borrower or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, directly to the holders of Senior Indebtedness (pro rata on the basis of the respective amounts of the Senior Indebtedness held by such holders or their representatives), until all such Senior Indebtedness shall be paid in full, in money or money's worth, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness, before any payment or distribution is made to Lender. For purposes of this paragraph (a), the words, "cash, property or securities" shall not include shares of Borrower as reorganized or readjusted, or securities of Borrower or any other person or entity provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Section 9 with respect to the Loans to the payment of all Senior Indebtedness which may at the time be outstanding and to all securities which any holder of Senior Indebtedness receives pursuant to such reorganization or readjustment.

         (b) In the event that, notwithstanding the provisions of the preceding paragraph (a) or of Section 10.01, any such payment or distribution of assets of Borrower of any kind or character, whether in cash, property or securities, shall be received by Lender in contravention of either such provision before all Senior Indebtedness is paid in full, or provisions made for such payment, in accordance with its terms, such payment or distribution made in contravention of either such provision shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness out-standing at the time such wrongful payment or distribution was made or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instrument evidencing any such Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all such Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness.

         (c) The foregoing subordination provisions shall be for the benefit of the holders of the Senior Indebtedness only and may be enforced directly by such holders against Lender.

         9.03 SUBROGATION. Subject to the payment in full of all Senior Indebtedness, Lender shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of Borrower made on the Senior Indebtedness until the principal of and interest on Loans shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property or securities to which Lender would be entitled except for these provisions shall, as among Borrower, its creditors other than the holders of Senior Indebtedness, and Lender, be deemed to be a payment by Borrower to or on account of Senior Indebtedness, it being under-stood that these provisions are and are intended solely for the purpose of defining the relative rights of Lender, on the one hand, and the holders of Senior Indebtedness, on the other hand.

         9.04 OBLIGATIONS UNAFFECTED. Nothing contained in these provisions is intended to or shall impair as among Borrower, its creditors other than the holders of Senior Indebtedness, and Lender, the obligation of Borrower, which shall be absolute and unconditional, to pay to Lender the principal of and interest on the Loans, as and when the same shall become due and payable in accordance with its terms, or to affect the relative rights of Lender and creditors of Borrower other than the holders of Senior Indebtedness, nor shall anything herein prevent Lender from exercising all remedies otherwise permitted by applicable law upon the occurrence of an Event of Default, subject to the rights, if any, under these provisions of the holders of Senior Indebted-ness in respect of cash, property or securities of Borrower received upon the exercise of any such remedy, nor shall anything herein prevent conversion of Loans (or any part thereof) in accordance with their terms.

         9.05 RELIANCE OF HOLDERS OF SENIOR INDEBTEDNESS. Lender by his acceptance thereof shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the making of any Loan, to acquire and hold, or to continue to hold, such Senior Indebtedness and such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Indebtedness.

         9.06 DEFINITION OF SENIOR INDEBTEDNESS. "Senior Indebtedness" shall mean the principal of (and premium, if any) and interest on the following, whether outstanding at the date hereof or hereafter created, incurred, assumed, issued or guaranteed:

         (a) any indebtedness of Borrower for money borrowed under the Existing Credit Agreement;

         (b) any trade indebtedness of Borrower;

         (c) obligations of Borrower under a lease of real or personal property (including Capital Leases and related to Synthetic Leases) which, pursuant to generally accepted accounting principles then in effect, are classified upon the balance sheet of Borrower as a liability of Borrower;

         (d) obligations of Borrower to purchase property at a future date incurred in connection with financing by Borrower; and

         (e) any deferrals, renewals, extensions refunding, amendments or modifications of any such indebtedness or obligations;

unless by the express terms of the instrument creating or evidencing such indebtedness or obligations or such renewal, extension, refunding, amendment or modification, it is provided that such indebtedness or obligations, or such indebtedness or obligations as so modified or amended, or such renewals, extensions or refundings are not superior in right of payment to the Loans.

         9.07 CERTAIN RIGHTS OF LENDER.

         (a) Lender shall be entitled to rely on and shall be fully protected in acting upon the delivery to them of a written notice by a person, firm or corporation representing itself to be a holder of Senior Indebtedness (or an indenture trustee on behalf of such holder) and to rely upon such notice as establishing that such notice has been given by a holder of Senior Indebtedness or an indenture trustee on behalf of any such holder. In the event that Lender determines in good faith that further evidence is required with respect to the right of any person, firm or corporation as a holder of Senior Indebtedness or any indenture trustee on behalf of such holder to participate in any payment or distribution required to be made to Lender under this Agreement, Lender may request that such person, firm or corporation or indenture trustee furnish evidence to the reasonable satisfaction of Lender as to the amount of Senior Indebtedness held, the extent to which such holder is entitled to participate in such payment or distribution and any other facts pertinent to the right of such holder under this Agreement, and if such evidence is not furnished, Lender may defer any payment to Lender pending judicial determination as to the right of such holder to receive such payment.

         (b) Borrower shall give prompt written notice to Lender of any fact known to Borrower which would prohibit the making of any payment to Lender pursuant to any provision of this Agreement. Lender shall be entitled to assume that no such fact exists and shall be fully protected in making such assumption unless Borrower or any holder of Senior Indebtedness or any indenture trustee therefor has given such notice to Lender. Notwithstanding the provisions of this
Section 9 or any other provision of this Agreement, Lender shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment to Lender by reason of any provision of this Agreement, unless and until Lender shall have received written notice thereof from Borrower or a holder or holders of Senior Indebtedness or from any indenture trustee therefor; and, prior to the receipt of any such notice, Lender shall be entitled in all respects to assume that no such facts exist.

         (c) Lender shall have no obligations with respect to the holders of Senior Indebtedness except as are specifically set forth in this Section 9, and no implied covenants or obligations with respect to the holders of Senior Indebtedness shall be read into this Agreement or the Loan Documents against such holders. Lender shall not (except as otherwise expressly provided herein) be deemed to owe any fiduciary duty or any other duty to the holders of Senior Indebtedness.

                                  SECTION 10.
                                CONVERSION RIGHTS

         10.01 CONVERSION PRIVILEGE. Upon the written request of Lender, Borrower shall be obligated to convert, in whole or in part, the principal amount of any Loan (as stated in such written request) into that number of duly authorized, validly issued, fully paid and nonassessable shares of Borrower's Class B Common Stock at the Conversion Price. Lender's written request shall (i) state the name or names (with addresses) in which the certificate or certificates for shares of Class B Common Stock which shall be issuable upon such conversion shall be issued and (ii) enclose the Notes(s) representing such Loans being converted for cancellation. Borrower shall issue and deliver to Lender as soon as possible after receipt of such written request, at Borrower's expense, (i) certificate(s) for the number of shares of Class B Common Stock due on such conversion and (ii) in the case of any Note which is converted in part only, a new Note in principal amount equal to the unconverted portion of such Note. In addition, all shares of Class B Common Stock to be delivered pursuant to this Section 10.01 will be free of preemptive rights and free from all taxes payable by Borrower, liens, charges and security interests (except for any liens, charges or security interests created or suffered to be created by Lender), and will not be subject to any restrictions on voting or transfer thereof that are created by Borrower except for such restrictions on voting or transfer provided in this Agreement or any of the Loan Documents, Borrower's Certificate of Incorporation and Bylaws or as otherwise provided by law. The conversion of the Note shall be deemed to have been effected as soon as such Note(s) shall have been surrendered for conversion in the manner herein provided, so that the rights of Lender shall cease at such time, and Lender shall be treated for all purposes as having become the holder of such shares of Class B Common Stock at such time; at the same time of such conversion, Borrower's obligations, pursuant to this Agreement or any of the Loan Documents, insofar as such obligations pertain to the Loans so converted, shall cease and terminate.

         10.02 ACCRUED AND UNPAID INTEREST UPON CONVERSIONS. In addition to the shares of Class B Common Stock to be issued pursuant to Section 10.01 (and any applicable replacement Note), Borrower shall, upon Lender's exercise of the conversion privilege, also pay to Lender the accrued and unpaid interest on any Loan so converted to and including the date of conversion.

         10.03 ANTIDILUTION PROVISIONS.

         (a) In case Borrower shall at any time issue any shares of Class B Common Stock in subdivision of outstanding shares of Class B Common Stock by reclassification, stock split, stock dividend or otherwise, the Conversion
Price then in effect shall be reduced proportionately; and in the case of any combination of outstanding shares of Class B Common Stock, by reverse stock split, reclassification or otherwise, the Conversion Price then in effect shall be increased proportionately. The above provisions of this Section 10.03 shall similarly apply to successive issuances, sales, subdivisions, or combinations of shares of Class B Stock, except any such issuances, sales, subdivisions, or combinations of shares of Class B Stock pursuant to the Post-Merger Business Combinations.

         (b) In the event of any capital reorganization or any reclassification of Borrower's Class B Common Stock or any dividend or other distribution payable in securities of Borrower (other than shares of Class B Common Stock) or any consolidation or merger of Borrower with another corporation or the conveyance of all or substantially all of the assets of Borrower (a "Reorganization"), the Loans shall thereafter evidence the right to purchase that number of the shares of stock or other securities or property of Borrower, or of the successor company resulting from such consolidation or merger, as the case may be, to which outstanding shares of Class B Common Stock of Borrower, equal in number to the shares of such stock then deliverable upon the exercise of the right of conversion of such Loan(s), would have been entitled upon such Reorganization; and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of Lender to the end that the provisions set forth herein (including the adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be practicable, in relation to any shares or other securities or property thereafter deliverable upon the conversion thereof.

         (c) Whenever the Conversion Price shall be adjusted pursuant to the provisions of this Section 10.03, Borrower and Lender shall mutually agree on the method of calculation of such adjustment and shall confirm the results of such adjustment in writing.

         10.04 FRACTIONAL SHARES. No fractional shares of Class B Common Stock shall be issued upon conversion of any Loan. If any fractional interest in a share of Class B Common Stock would otherwise be deliverable upon conversion of a Loan, Borrower shall deliver to Lender, in lieu of such fractional share, an amount in cash equal to the fair market value of such fractional share.

         10.05 RESERVATION OF SHARES. Borrower will at all times reserve and keep available out of its authorized Class B Common Stock, solely for the purpose of issuance upon conversion of any Loan as herein provided, such number of shares of Class B Common Stock as shall from time to time be issuable upon the conversion of the Loans.

         10.06 NO IMPAIRMENT. Borrower will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Borrower but will at all times in good faith assist in the carrying out of all the provisions of this
Section 10 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of Lender against impairment.

                                  SECTION 11.
                                  MISCELLANEOUS

         11.01 CUMULATIVE REMEDIES; NO WAIVER. The rights, powers, privileges and remedies of Lender provided herein or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by laws or equity. No failure or delay on the part of Lender in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy.

         11.02 AMENDMENTS; CONSENTS. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower therefrom, may in any event be effective unless in writing signed by Lender (and, in the case of any amendment, modification or supplement of or to any Loan Document to which Borrower is a party, signed by Borrower), and then only in the specific instance and for the specific purpose given.

         11.03 ATTORNEY COSTS, EXPENSES AND TAXES. Borrower shall pay on demand, accompanied by an invoice therefor, the reasonable costs and expenses of Lender in connection with the refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto. The foregoing costs and expenses shall include Attorney Costs and other out-of-pocket expenses incurred by Lender, and independent public accountants and other outside experts retained by

Lender. Borrower shall pay any and all applicable taxes and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify Lender from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of Borrower to perform any of its Obligations. Any amount payable to Lender under this Section shall bear interest from the second Business Day following the date of demand for payment at the Interest Rate.

         11.04 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of Borrower to any Loan Document, will survive the making of the Loans hereunder and the execution and delivery of any Notes, and have been or will be relied upon by Lender, notwithstanding any investigation made by Lender or on its behalf.

         11.05 NOTICES. Except as otherwise provided in any Loan Document, notices, requests, demands, directions, agreements and documents delivered in connection with the Loan Documents (collectively, "communications") shall be transmitted by Requisite Notice to the number and address set forth below:

         (a)      If to Liberty:

                             Liberty Media Corporation
                             9197 South Peoria Street
                             Englewood, CO  80112
                             Attention:  Charles Y. Tanabe, Esq.
                             Facsimile:  (720) 875-5382
                             with copies to:

                             Baker Botts, L.L.P.
                             599 Lexington Avenue
                             New York, NY  10022
                             Attention:  Marc A. Leaf
                             Facsimile:  (212) 705-5125

         (b)      If to Borrower:

                             Liberty Livewire Corporation
                             c/o Four Media Company
                             625 Arizona Avenue
                             Santa Monica, CA  90401
                             Attention:  Marcus O. Evans, General Counsel
                             Facsimile:  (310) 587-1277

These notices may be delivered by the following modes of delivery and shall be effective, except as otherwise provided for herein, as follows:

          MODE OF DELIVERY                             EFFECTIVE ON EARLIER OF ACTUAL RECEIPT AND:
          ----------------                             -------------------------------------------
Courier                                            Scheduled delivery date

Facsimile                                          When transmission in legible form complete

Mail                                               Fourth Business Day after deposit in U.S. mail first
                                                   class postage pre-paid

Personal delivery                                  When received

Electronic mail/digital transmission               When received

Telephone                                          When conversation completed

provided, however, that communications delivered to Lender pursuant to Section 2 shall not be effective until actually received by Lender. Lender shall be entitled to rely and act on any notice purportedly given by or on behalf of Borrower even if such notice (i) was not made in a manner specified herein, (ii) was incomplete, (iii) was not preceded or followed by any other notice specified herein, or (iv) the terms of such notice as understood by the recipient varied from any subsequent related notice provided for herein. Borrower shall indemnify Lender from any loss, cost, expense or liability as a result of relying on any notice permitted herein.

         11.06 EXECUTION OF LOAN DOCUMENTS. Unless Lender otherwise specifies with respect to any Loan Document, (a) this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument and (b) execution of any such counterpart may be evidenced by a telecopier transmission of the signature of such party. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

         11.07 BINDING EFFECT; ASSIGNMENT.

         (a) This Agreement and the other Loan Documents to which Borrower is a party will be binding upon and inure to the benefit of Borrower, Lender, and their respective successors and assigns, except that, Borrower may not assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of Lender. Lender may at any time pledge any Note or any other instrument evidencing its rights as Lender under this Agreement to any other party, but no such pledge shall release Lender from its obligations hereunder.

         (b) From time to time following the Closing Date, Lender may assign to one or more parties all or any portion of its rights and obligations under this Agreement, subject to the prior written consent of Borrower (which consent shall not unreasonably be withheld). Borrower agrees that, upon an assignment pursuant to the sentence above, it shall execute and deliver any documents requested by Lender to effectuate such assignment.

         11.08 INDEMNITY BY BORROWER. Borrower agrees to indemnify, save and hold harmless Lender and its respective Affiliates, directors, officers, agents, attorneys and employees (collectively the "Indemnitees") from and against: (a) any and all claims, demands, actions or causes of action if the claim, demand, action or cause of action arises out of or relates to any act or omission (or alleged act or omission) of Borrower, its Affiliates or any of their officers, directors or stockholders relating to the Commitment, the use or contemplated use of proceeds of any Loan, or the relationship of Borrower and Lender under this Agreement; (b) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) above; and (c) any and all liabilities, losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee.

         11.09 NONLIABILITY OF LENDER. Borrower acknowledges and agrees that:

         (a) By accepting or approving anything required to be observed, performed, fulfilled or given to Lender pursuant to the Loan Documents, Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Lender; and

         (b) Lender shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Borrower's property caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower hereby indemnify and hold Lender harmless from any such loss, damage, liability or claim.

         11.10 NO THIRD PARTIES BENEFITED. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower and Lender in connection with the Loans, and is made for the sole benefit of Borrower, Lender and their respective successors and assigns.

         11.11 FURTHER ASSURANCES. Borrower and its Subsidiaries shall, at their expense and without expense to Lender, do, execute and deliver such further acts and documents as Lender from time to time reasonably requires for the assuring and confirming unto Lender of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document

         11.12 INTEGRATION. This Agreement, together with the other Loan Documents and any letter agreements referred to herein, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

         11.13 FAILURE TO CHARGE NOT SUBSEQUENT WAIVER. Any decision by Lender not to require payment of any interest, fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of Lender's right to require full payment of any interest, fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

         11.14 GOVERNING LAW. Except to the extent otherwise provided therein, each Loan Document shall be governed by, and construed and enforced in accordance with, the local laws of New York.

         11.15 SEVERABILITY OF PROVISIONS. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

         11.16 HEADINGS. Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

         11.17 TIME OF THE ESSENCE. Time is of the essence of the Loan
Documents.

         11.18 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTY HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         11.19 PURPORTED ORAL AMENDMENTS. BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS

MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING. BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF LENDER THAT DOES NOT COMPLY WITH SECTION 11.02 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.



                                        LIBERTY LIVEWIRE CORPORATION,
                                        A DELAWARE CORPORATION


                                        By: /s/ Marcus O. Evans
                                            ---------------------------------
                                        Name:   Marcus O. Evans
                                        Title:  Executive Vice President,
                                                General Counsel and Secretary




                                        LIBERTY MEDIA CORPORATION,
                                        A DELAWARE CORPORATION


                                        By: /s/ Charles Y. Tanabe
                                            ---------------------------------
                                        Name:   Charles Y. Tanabe
                                        Title:  Senior Vice President

                                                                       EXHIBIT A

                              REQUEST FOR BORROWING

Date:            ,

To:      [Name of Lender]

Ladies and Gentlemen:

         Reference is made to that certain Credit Agreement dated as of June 10, 2000 among Liberty Livewire Corporation, a Delaware corporation (the "Borrower"), and Liberty Media Corporation (as extended, renewed, amended or restated from time to time, the "Agreement"; the terms defined therein being used herein as therein defined).

         The undersigned hereby request a Borrowing Loans:

      1. On                   ,

      2. In the amount of                                             .
                                   [amount of Loan requested]

      3. Amount remaining of $125 million commitment that can be borrowed:

         The foregoing request complies with the requirements of Section 2.01 of the Agreement. The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the above date, before and after giving effect and to the application of the proceeds therefrom:

         (a) no Default or Event of Default exists; and

         (b) the representations and warranties contained in the Agreement are true, correct and complete in all material respects on and as of such date to the extent as though made on and as of such date, except with respect to any representation or warranty which specifically refers to an earlier date.

                                        LIBERTY LIVEWIRE CORPORATION


                                        By:


                                        Name:


                                        Title:

                                                                       EXHIBIT B

                                  FORM OF NOTE

$_____________________                                           _________, ____

         FOR VALUE RECEIVED, the undersigned (the "Borrower"), hereby promises to pay to the order of _____________ (the "Lender"), on the Maturity Date (as
defined in the Credit Agreement referred to below) the principal amount of $   ,
payable by Borrower to Lender on the Maturity Date under that certain Credit Agreements dated as of June 10, 2000 between Borrower and Liberty Media Corporation, (as extended, renewed, amended or restated from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined).

         Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and payable at such times as are specified in the Credit Agreement. Borrower also agrees that this Note is convertible into shares of its Class B Common Stock pursuant to the Credit Agreement.

         All payments of principal and interest shall be made to Lender in United States dollars in immediately available funds at the Lender's address or by wire per Lender's instructions.

         If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

         This Note is one of the "Notes" referred to in the Credit Agreement. Reference is hereby made to the Credit Agreement for rights and obligations of payment and prepayment, events of default and the right of Lender to accelerate the maturity hereof upon the occurrence of such events.

         Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

         Borrower agrees to pay all collection expenses, court costs and Attorney Costs, as defined in the Credit Agreement, (whether or not litigation is commenced) of Lender which may be incurred in connection with the collection or enforcement of this Note.

         THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                                        LIBERTY LIVEWIRE CORPORATION


                                        By:


                                        Name:


                                        Title:




                                      -2-